UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 26, 2011
Date of Report (Date of earliest event reported)

MERCER GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52660	20-1769847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

880-666 Burrard Street Vancouver, BC	V6C 2G3
(Address of principal executive offices)	(Zip Code)

(604) 681-3130
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 26, 2011, Mercer Gold Corporation (the "Company") ratified the appointment of Gary Powers as President, Chief Executive Officer and a director of the Company. Also effective on July 26, 2011, the Company accepted the resignation of William D. Thomas as President and Chief Executive Officer of the Company. Mr. Thomas continues to serve as Chief Financial Officer, Secretary, and Treasurer and as a director of the Company.

Gary Powers is a Canadian businessman with over 40 years experience working with public and private projects ranging from involvement in start-up developments, to holding executive positions with public and private enterprises. Mr. Powers' public sector experience includes board positions and senior management positions, as well as an Assistant Deputy Minister appointment with the Yukon Territorial Government. During his career, Mr. Powers has served as a Director and Officer of OTC Bulletin Board listed mining companies and he has been owner and/or executive of several private development companies in the mining, real estate, and energy sectors. He was also a partner in the development company that created the initial five ski runs on Blackcomb Mountain in British Columbia, Canada.

As a result of the appointment of Mr. Powers and the resignation of Mr. Thomas as described above, the Company's current executive officers and directors are as follows:

Name	Position with the Company
Gary Powers	President, Chief Executive Officer and a director
William D. Thomas	Chief Financial Officer, Secretary, Treasurer and a director
Gerry Jardine	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MERCER GOLD CORPORATION
DATE: August 3, 2011	/s/ William D. Thomas William D. Thomas CFO, Secretary, Treasurer and a director

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